Exhibit 99.1

Popular Announces Retirement of Chief Financial Officer, Carlos J. Vázquez,

and names Jorge J. García as Successor

December 11, 2023

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) announced today that Carlos J. Vázquez will retire effective March 31, 2024 after serving as Chief Financial Officer (“CFO”) since 2013, and in other senior leadership positions since joining Popular in 1997. He will be succeeded by Jorge J. García, currently Corporate Comptroller and Chief Accounting Officer.

“Carlos has been an important contributor to our financial success,” said President and Chief Executive Officer Ignacio Alvarez. “On behalf of everyone at Popular, I would like to express our appreciation for Carlos’ more than 25 years of service, from his steady leadership during times of economic challenges through to our solid business and financial performance today. On a personal note, I am grateful to Carlos for his partnership and his friendship throughout the years.”

“Jorge has worked alongside Carlos for many years to build a strong finance team and has been instrumental in creating a culture of collaboration to advance our strategic priorities,” Mr. Alvarez continued. “I look forward to working with Jorge as part of our senior leadership team to continue positioning Popular for sustainable and profitable growth.”

“Popular will be well served by Jorge as CFO, anchored in his deep understanding and appreciation for our business,” said Mr. Vázquez. “He is a committed leader with great character and the highest competence, that will continue to contribute to our Corporation’s success for years to come.”

Mr. García joined Popular in 2005. Before being promoted to his current role as Corporate Comptroller and Chief Accounting Officer, Mr. García served as Senior Vice President and Director of Finance and Accounting of Popular Bank, the Corporation’s banking subsidiary in the mainland United States. Mr. García holds a B.B.A. in Accounting from the University of Iowa.

Popular also announced the appointment of Ms. Denissa M. Rodríguez Adorno as Corporate Comptroller and Chief Accounting Officer to succeed Mr. García. In this role, Ms. Rodríguez Adorno will report to Mr. García. Ms. Rodríguez Adorno has served since 2018 as Senior Vice President and General Auditor of the Corporation. Prior to joining the Corporation, Ms. Rodríguez Adorno worked at PricewaterhouseCoopers LLP for more than a decade in various roles. She holds a B.B.A. in Accounting and Finance from the University of Puerto Rico and is a Certified Public Accountant.

“These appointments reflect the depth of talent at Popular and our commitment to develop leaders that will ensure the success of our organization in the future,” concluded Mr. Alvarez.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on the Corporation’s financial condition and results of operations. Other potential factors include Popular’s ability to successfully execute its transformation initiative, including, but not limited to, achieving projected earnings, efficiencies and return on tangible common equity and accurately anticipating costs and expenses associated therewith, the imposition of FDIC special assessments, changes to regulatory capital, liquidity and resolution-related requirements applicable to financial institutions in response to recent developments affecting the banking sector and the impact of bank failures or adverse developments at other banks and related negative media coverage of the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Form 10-K for the year ended December 31, 2022 and in our Forms 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Source: Popular, Inc.